Exhibit 21.1

List of Significant Subsidiaries of PubCo1

Significant Subsidiaries	Place of Incorporation	Relationship to the Registrant
ETAO Merger Sub, Inc.	Cayman Islands	Subsidiary

1 This is a list of the significant subsidiaries of the Registrant as of the date of the prospectus.

List of Significant Subsidiaries and VIEs of ETAO2

Significant Subsidiaries and VIEs	Place of Incorporation	Relationship to the Registrant
ETAO Global Holdings Ltd.	British Virgin islands	Subsidiary
ETAO International Group Co., Ltd.	Hong Kong	Subsidiary
ETAO International Healthcare Technology Co., Ltd.	PRC	Subsidiary
Beijing Dnurse Technology Co., Ltd.	PRC	VIE
Aaliance Insurance Brokers Co., Ltd.	PRC	VIE
Baihui (Beijing) Biotech Co., Ltd.	PRC	VIE
Chain Workshop (Beijing) Co., Ltd.	PRC	VIE
Changxing Zhizhou Hospital Co., Ltd.	PRC	VIE
Zhichao Medical Technology (Hunan) Co., Ltd.	PRC	VIE
Tianlun (Giuyang) Buyun Buyu Hospital Co., Ltd.	PRC	VIE
Kang Ning (Heng Yang) Healthcare Management Co., Ltd.	PRC	VIE
Civil Hospital (Mengzhou City) Co., Ltd.	PRC	VIE
Qianhu Medical Management (Jiangxi) Co., Ltd.	PRC	VIE
Hangzhou Six Dimension Dental Medical Technology Co. Ltd.	PRC	VIE

2 This is a list of the significant subsidiaries and variable interest entities of ETAO as of the date of the prospectus.